THE DAVEY TREE EXPERT COMPANY

AGREEMENT

This Agreement is entered into as of this 8th day of December, 2006 by and between The Davey Tree Expert Company, an Ohio corporation (the "Company"), and R. Douglas Cowan, an individual ("Cowan").

Cowan is the Chief Executive Officer and Chairman of the Board of Directors of the Company. He has previously announced his intention to retire from active employment with the Company as of January 1, 2007. On that date he is to be succeeded as Chief Executive Officer by Karl Warnke. The Company and Cowan intend that he will continue as the non-executive Chairman of the Board of the Company from January 1, 2007 until the end of his current term as a member of the Board in May 2008. The purpose of this Agreement is to set forth the terms and conditions on which Cowan will provide services to the Company as non-executive Chairman of the Board.

In consideration of the mutual covenants and agreements set forth herein, the Company and Cowan hereby agree as follows:

1.  Non-Executive Chairman, Agreed Service Period. During the period specified in this Section 1, Cowan will continue as a member of the Board of Directors of the Company and will hold the position of non-executive Chairman of the Board. The term of Cowan's service as non-executive Chairman of the Board under this Agreement will commence on January 1, 2007 and, subject only to prior termination as provided in Section 9 hereof, will continue through the date of the Annual Meeting of Shareholders of the Company to be held in May of 2008 (the "May 2008 Annual Meeting"). The term of Cowan's service as non-executive Chairman of the Board under this Agreement is sometimes referred to in the remainder of this Agreement as the "Agreed Service Period."

2.  Duties and Responsibilities. During the Agreed Service Period, Cowan will continue to act as Chairman of the Board of the Company and, in addition to the duties and responsibilities applicable to all members of the Board of Directors, will:

          2.1  Preside at all meetings of the Board of Directors, at all executive sessions of the Board of Directors, and at the Annual Meeting of Shareholders.

          2.2  Develop the agenda for and moderate executive sessions of the Board and act as the liaison between the other members of the Board and the Chief Executive Officer on sensitive issues.

          2.3  Coordinate the development and preparation of the agenda for Board meetings with the Chief Executive Officer.

          2.4  Review the quality, quantity, and timeliness of the flow of information between Company management and the Board and, where appropriate, specifically request the inclusion of certain items in the materials circulated to the Board on particular matters.

          2.5  Participate in the process of interviewing potential Board candidates and provide his perspective on this process and on particular candidates to the Governance Committee of the Board.

          2.6  Review, with the Governance Committee, the membership of the various committees of the Board and the selection of the committee chairs.

          2.7  Provide opportunities for independent directors to discuss candidly among themselves the Company's affairs.

          2.8  Provide advice, counsel, and ongoing guidance to the Chief Executive Officer.

          2.9  Participate in the development and mentoring of candidates for the office of President of the Company and other key positions.

          2.10  Participate in meetings and on conference calls relating to mergers and acquisitions concerning the more significant potential acquisition targets.

          2.11  Serve as the Company's public relations representative with industry associations, making speeches and otherwise participating in association affairs.

          2.12  Act as a principal Company liaison with larger stakeholders.

          2.13  Communicate with the entire Board on matters of special sensitivity, recognizing that the primary responsibility for communicating with the Board regarding the affairs of the Company resides with the Chief Executive Officer.

          2.14  Provide advice, counsel, and ongoing guidance to the General Manager of the Davey Institute.

          2.15  Provide advice, counsel, and ongoing guidance to the Vice President and Chief Technical Officer of the Company.

          2.16  Perform such other duties, not inconsistent with the foregoing, as may be specifically assigned to him by the entire Board from time to time during the Agreed Service Period.

3.  Expected Time Commitment. The parties expect that Cowan will, on average and over the entire Agreed Service Period, spend approximately the equivalent of one working day per week performing the services contemplated in this Agreement and that he may well spend somewhat more time, on average, on these matters at the beginning of the Agreed Service Period and somewhat less time, on average, on these matters at the end of the Agreed Service Period. The specific times at and the manner in which he performs the services contemplated in this Agreement will be within Cowan's discretion and will not be dictated by the Company.

4.  Compensation. As full compensation for his services to the Company as non-executive Chairman of the Board, the Company will pay to Cowan, as an independent contractor, during the Agreed Service Period a fee of $150,000 per annum, payable in equal monthly installments of $12,500 each-which will be paid not later than three business days after the end of the month in which the services giving rise to the fee were performed. (For example, the first monthly installment, for services during January 2007, will be paid not later than February 5, 2007.) If Cowan's tenure as non-executive Chairman of the Board continues as expected through the May 2008 Annual Meeting, the fee for May 2008 will be computed as though the Agreed Service Period ended on May 30, 2008. The fees at the annual rate specified above will be in lieu of payment to Cowan of the retainer and meeting fees generally paid to non-employee members of the Board of Directors.

5.  Support Services. During the Agreed Service Period, the Company will provide to Cowan, at no cost to him, office, telephone, computer, and secretarial services to the extent appropriate to enable him to perform the services contemplated under this Agreement.

6.  Expenses. The Company will reimburse Cowan for all reasonable expenses incurred in the performance of his services to the Company as non-executive Chairman of the Board under this Agreement, subject to the same requirements for appropriate approval and documentation as is applicable generally to other non-employee members of the Board of Directors and specifically including dues and entertainment relating to Cowan's membership and use of Firestone Country Club.

7. Indemnification. The Company will indemnify Cowan with respect to his services as non-executive Chairman of the Board under this Agreement to the fullest extent permitted under Ohio law and the Company's Code of Regulations.

8.  Status. Cowan's status vis-à-vis the Company under this Agreement is that of an independent contractor and he is neither an employee nor agent of the Company.

9.  Termination of Agreed Service Period.

          9.1  At Expiration of Term. Cowan's tenure as non-executive Chairman of the Board under this Agreement will terminate at the May 2008 Annual Meeting

          9.2  Removal and Effect of Removal. Cowan's tenure as non-executive Chairman of the Board under this Agreement will be terminated if he is removed from his position as a director of the Company before the expiration of his current term (i.e., before May of 2008) due to gross negligence or willful misconduct in the performance of his duties as a director. Upon any such removal, the Company will be relieved of its obligation to pay any further fees to Cowan pursuant to Section 4 and Section 10.

          9.3  Effect of Death or Disability. If Cowan dies or becomes disabled at any time before the May 2008 Annual Meeting and, at the time of his death or the onset of his disability, he retained the position of non-executive Chairman of the Board, the Company will continue to pay to Cowan or to his estate (or, if Cowan so directs by notice to the Company before his death or disability, to a beneficiary designated by Cowan) all of the payments contemplated by Section 4 and Section 10 at the times provided in those sections.

10.  Post-Expiration Service. In lieu of Cowan's continued service as a member of the Board following the expiration of this agreement the Company will pay to Cowan the fees payable to non-employee members of the Board of Directors of the Company, in the amounts and when paid to other non-employee Directors, for the three-year term following the Agreed Service Period. The provisions of this Section 10 will survive the expiration of the Agreed Service Period.

11.  Assignment and Binding Effect. The obligations of the parties under this Agreement may not be assigned or transferred except upon the written consent of both parties hereto. This Agreement will be binding upon and inure to the benefit of Cowan (or his estate or beneficiary, as provided in Section 9.3 above) and the Company and their permitted assigns.

12.  Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and, except as provided herein, supersedes all prior understanding, whether written or oral, with respect to the subject matter hereof.

13.  Governing Law. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary.

14.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but each of which together will constitute but one and the same instrument.

In witness whereof, the parties have executed this Agreement as of the date first written above.

THE DAVEY TREE EXPERT COMPANY

By:  \s\ J. Dawson Cunningham                                          By:  \s\ R. Douglas Cowan

       Chairman, Compensation Committee